THIRD AMENDMENT TO AMENDED AND
                          RESTATED LOAN AGREEMENT

     This THIRD AMENDMENT TO AMENDED AND RESTATED LOAN AGREEMENT (this "Amendment") is being entered into as of the 31st day of July, 1994, by and among PETROLEUM HELICOPTERS, INC., a Delaware corporation (the "Company"), NATIONSBANK OF TEXAS, N.A., a national banking association ("NationsBank"), WHITNEY NATIONAL BANK, a national banking association ("Whitney"), FIRST NATIONAL BANK OF COMMERCE, a national banking association ("FNBC," and together with NationsBank and Whitney, being hereinafter referred to collectively as the "Banks"), and NationsBank as agent for the Banks (in such capacity, the "Agent").

                           PRELIMINARY STATEMENTS

          (1) The Company, the Banks, and the Agent have entered into that certain Amended and Restated Loan Agreement, originally made as of January 31, 1986, as amended and restated in its entirety as of July 9, 1993 and as further amended by that certain First Amendment to Amended and Restated Loan Agreement, dated as of October 31, 1993, and that certain Second Amendment to Amended and Restated Loan Agreement, dated as of April 15, 1994 (such Loan Agreement, as amended and restated as aforesaid and as the same may be further amended from time to time, being hereinafter referred to as the "Loan Agreement"). Terms used herein unless otherwise defined herein, shall have the meanings set forth in the Loan Agreement.

          (2) The Company, the Banks, and the Agent now wish to amend the Loan Agreement to provide, among other things, for the modification of certain covenants and reporting requirements set forth therein.

          NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Banks, and the Agent hereby agree as follows:

          1. Subsection 7.01(b) of the Loan Agreement is hereby amended by deleting said subsection in its entirety and replacing said subsection with the following subsection:

               (b)  as soon as available after the end of
     each of the first three fiscal quarters of the Company, and in any event within 60 days thereafter, a copy of
     (i) a consolidated balance sheet of the Company and the Consolidated Subsidiaries as of the end of such fiscal quarter and (ii) consolidated statements of earnings and cash flows of the Company and the Consolidated Subsidiaries for such fiscal quarter and (in the case of the second and third fiscal quarters of the Company) for the portion of the fiscal year ending with such fiscal quarter, setting forth, in each case in comparative form, the figures for the corresponding periods in the previous fiscal year, all in reasonable detail and certified as complete and correct, subject to changes resulting from year-end adjustments, by the principal financial officer of the Company;

          2. Subsection 7.01(c) of the Loan Agreement is hereby amended by deleting the phrase "within 45 days after the end of each month" in such subsection and replacing said phrase with the phrase "within 45 days after the end of each of the first, second, fourth, fifth, seventh, eighth, tenth and eleventh months of each fiscal year of the Company".

          3. Subsection 7.01(h) of the Loan Agreement is hereby amended by deleting the phrase "as soon as available after the end of each fiscal quarter of the Company, and in any event within 60 days after the end of each such fiscal quarter" in such subsection and replacing said phrase with the phrase "as soon as available after the end of each fiscal quarter of the Company, and in any event within 60 days after the end of each of the first three fiscal quarters of the Company and within 120 days after the end of the fourth fiscal quarter of the Company".

          4. Subsection 7.01(h) of the Loan Agreement is hereby further amended by deleting the word "and" immediately before clause (iv) in such subsection and replacing said word with a comma.

          5. Subsection 7.01(h) of the Loan Agreement is hereby further amended by inserting the following clause (v) immediately before the semi-colon at the end of such subsection:

          and (v) a written confirmation of the make and model, manufacturer's serial number and United
          States registration number of each Aviation
          Unit constituting a portion of the Aircraft, the month and year of purchase of each such Aviation Unit and the parish (or county) and state (or, if such Aviation Unit shall at the time be situated outside the United States, the country and province) of the current location of each thereof.

          6. Subsection 7.01(j) of the Loan Agreement is hereby amended by deleting the phrase "within 45 days after the end of each month" in such subsection and replacing said phrase with the phrase "within 45 days after the end of each of the first, second, fourth, fifth, seventh, eighth, tenth and eleventh months of each fiscal year of the
Company, within 60 days after the end of each of the first three fiscal quarters of the Company and within 120 days after the end of each fiscal year of the Company".

          7. Section 8.01 of the Loan Agreement is hereby amended by deleting clauses (b) and (c) in such section and replacing said clauses with the following clauses (b), (c) and
(d):

     (b) $72,000,000 at the end of each fiscal quarter of the Company during the period from and including July 31, 1993, to and including April 29, 1994, (c) $74,600,000 at the end of the fiscal quarter of the Company ending April 30, 1994, and (d) at the end of each fiscal quarter thereafter, an amount equal to the greater of
     (i) $74,600,000, or (ii) the sum of $74,600,000 plus 50%
     of Consolidated Net Income for the period commencing on May 1, 1994 and terminating at the end of the fiscal quarter most recently ended.

          8. Section 8.04 of the Loan Agreement is hereby amended by deleting clauses (b) and (c) in such section and replacing said clauses with the following clauses (b) and (c):

     (b) for any such period of four consecutive fiscal quarters ending during the period from and including February 1, 1994, to and including April 30, 1994, 1.20, and (c) for any such period of four consecutive fiscal quarters ending on or after May 1, 1994, 1.15.


          9. Each reference in the Loan Agreement to "this Agreement," "hereunder," "hereof," "herein" or words of like import referring to the Loan Agreement, and each reference in the Notes, the Security Documents and any other documents or instruments executed in connection with the Loan Agreement to the "Loan Agreement," "thereunder," "thereof" or words of like import referring to the Loan Agreement shall mean and be a reference to the Loan Agreement as amended hereby.

          10. Except as specifically amended or waived by this Amendment, the Loan Agreement shall remain in full force and effect and is in all respects hereby ratified and confirmed, and the execution, delivery and performance of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Agent or any Bank under the Loan Agreement or the Notes and all of the rights and powers created thereby or thereunder shall be and remain in full force and effect.

          11. The Company hereby represents that (a) after giving effect to the amendments contemplated herein, the representations and warranties contained in the Loan Agreement, the Notes, the Security Documents, and any other documents or instruments executed in connection with the Loan Agreement (collectively, the "Loan Documents") are true and correct on and as of the date hereof as though made on and as of such date, (b) upon the execution of this Amendment the Company will not be in default in the due performance of any covenant on its part in the Loan Documents, and
(c) no Default or Event of Default has occurred and is continuing or is imminent.

          12. The Company acknowledges, confirms, and warrants that the Security Documents and any other security instruments executed at any time in connection with the Loan Agreement continue to secure, inter alia, the payment of all indebtedness at any time created pursuant to the Loan Agreement, as hereby amended.

          13.  The effectiveness of this Amendment is subject to
(i) the Company's delivery to the Agent, for the account of the Banks, of the following items:

          (a) an Officers' Certificate of the Company with directors' resolutions attached; and

          (b) a counterpart of this Amendment executed by the Company,

and (ii) the delivery to the Agent of counterparts of this Amendment executed by each of the Banks.

          14. The Company agrees to do, execute, acknowledge, and deliver, all and every such further acts and instruments as the Agent may request for the better assuring and confirming unto the Agent and the Banks all and singular the rights granted or intended to be granted hereby or hereunder.

          15. The Company agrees to pay on demand all reasonable costs and expenses of the Banks in connection with the preparation, reproduction, execution, and delivery of this Amendment and the other instruments and documents to be delivered hereunder (including the reasonable fees and out-of-pocket expenses of counsel for the Banks, and with respect to advising each Bank as to its rights and responsibilities under the Loan Agreement, as hereby amended). In addition, the Company shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution and delivery, filing, or recording of this Amendment and the other instruments and documents to be delivered hereunder, and agrees to save each Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes or fees.

          16. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

          17. THIS AMENDMENT SHALL BE INTERPRETED AND GOVERNED BY, AND THE RIGHTS, OBLIGATIONS AND LIABILITIES OF THE PARTIES HERETO SHALL BE DETERMINED IN ACCORDANCE WITH, THE INTERNAL LAWS (AS OPPOSED TO CONFLICT OF LAWS PROVISIONS) AND JUDICIAL DECISIONS OF THE STATE OF TEXAS AND APPLICABLE FEDERAL LAW. This Amendment shall be binding upon the Company, the Agent and the Banks and their respective successors and assigns.

          IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to Amended and Restated Loan Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.




                                   PETROLEUM HELICOPTERS, INC.


                                   By:       __________________

                                   Name:     __________________

                                   Title:    __________________


                                   NATIONSBANK OF TEXAS, N.A.,
                                   individually and as Agent


                                   By:       __________________

                                   Name:     __________________

                                   Title:    __________________



                                   WHITNEY NATIONAL BANK


                                   By:       __________________

                                   Name:     __________________

                                   Title:    __________________